UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 10, 2008

SMTC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

635 Hood Road

Markham, Ontario, Canada L3R 4N6

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (905) 479-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 10, 2008, SMTC Corporation (“SMTC”) entered into a global settlement agreement (the “Settlement Agreement”) with The Red Oak Fund, LP and certain of its affiliates (“Red Oak”). On the date of the Settlement Agreement, Red Oak was the beneficial owner of approximately 16% of the outstanding shares of common stock of SMTC, par value $0.01 per share.

Under the terms of the Settlement Agreement, SMTC has agreed that:

(1) SMTC’s Board of Directors (the “Board”) will appoint Alex Walker to fill a vacancy on the Board and will appoint Mr. Walker to the Audit Committee of the Board;

(2) the Board will appoint Mr. Walker and Thomas Cowan to serve on the Management Development and Compensation Committee of the Board;

(3) the Board will amend SMTC’s Amended and Restated Certificate of Incorporation (the “Charter”) and SMTC’s Amended and Restated By-laws (the “By-laws”) to restructure the Board into two classes of directors and to remove provisions granting privileges to any individual shareholder and will submit the Charter amendments to the stockholders at the 2008 annual meeting of stockholders;

(4) if the amendment relating to the restructuring of the Board is approved by the stockholders at the 2008 annual meeting of stockholders, the Board will cause its members to be reclassified into two classes;

(5) the size of the Board will be set at six members, and the size will not be increased prior to the 2010 annual meeting of stockholders;

(6) prior to the 2009 annual meeting of stockholders, the Board will amend the Charter so that all directors will stand for re-election on an annual basis and will submit the Charter amendment to the stockholders at the 2009 annual meeting of stockholders;

(7) SMTC will revise the policy of the Nominating and Governance Committee and the applicable provisions of the Charter and By-Laws to limit on the number of nominees a stockholder may recommend to the Board annually to three nominees and to remove the minimum stock ownership requirements for a stockholder to put forth any nominee and SMTC will not amend those provisions on or before the 2010 annual meeting of stockholders;

(8) SMTC will use commercially reasonable efforts to continue to explore engagement of an advisor to provide advice on strategic alternatives; and

(9) SMTC will release Red Oak from all claims arising prior to date of the Settlement Agreement.

Additionally, SMTC has agreed that the Board or its committees will use commercially reasonable efforts to review certain matters that fall within the purview of the Board and its committees.

Certain of SMTC’s obligations under the agreement will terminate if Red Oak owns less than 10% of SMTC’s common stock outstanding at any time.

Under the terms of the Settlement Agreement, Red Oak has agreed that:

(1) Red Oak will withdraw Anthony Snow, Eric Pessagno, Rich Effress and Rahul Advani as proposed nominees to the Board at the 2008 annual meeting of stockholders;

(2) at the 2008 annual meeting of stockholders, Red Oak will vote all of its shares of common stock in favor of each individual nominated by the Board and standing for re-election and in favor of the Charter amendments described in (3) above;

(3) Red Oak will release SMTC from all claims arising prior to date of the Settlement Agreement; and

(4) until thirty days prior to the advance notice deadline for submitting proposals for the 2009 Annual Meeting, Red Oak will not (a) nominate any candidates to the Board, (b) submit a stockholder proposal to SMTC, (c) file a proxy statement in opposition to SMTC or (d) take certain other actions related to SMTC or the Board.

This summary of the Settlement Agreement is not complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02.	The Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 10, 2008, the Board appointed Alex Walker as director, filling a vacancy that existed on the Board. The appointment of Mr. Walker as director was not pursuant to any agreement or understanding between Mr. Walker and any third party, though Mr. Walker’s appointment was recommended by Red Oak and agreed to by the Board, as described under Item 1.01 above. At the time of his appointment to the Board, Mr. Walker was not appointed to serve on any committee of the Board, though he is expected to be appointed to the Audit Committee and the Management Development and Compensation Committee of the Board, as described under Item 1.01 above.

Effective June 10, 2008, the Board appointed John Marinucci as director, filling a vacancy that existed on the Board. The appointment of Mr. Marinucci as director was not pursuant to any agreement or understanding between Mr. Marinucci and any third party. At the time of his appointment to the Board, Mr. Marinucci was not appointed to serve on any committee of the Board.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit Number	Description
10.1	Settlement Agreement among SMTC Corporation and The Red Oak Fund, LP, Red Oak Partners, LLC and David Sandberg dated as of June 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2008	SMTC CORPORATION

	By:	/s/ Jane Todd
	Name:	Jane Todd
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Settlement Agreement among SMTC Corporation and The Red Oak Fund, LP, Red Oak Partners, LLC and David Sandberg dated as of June 10, 2008.